EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of Moody’s Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-216211, No. 333-170727, No. 333-170753, No. 333-145127, No. 333-126564, No. 333-103496, No. 333-47848, No. 333-81121, No. 333-68555, No. 333-64653, No. 333-60737, No. 333-57915, No. 333-57267, No. 333-192333, No. 333-192334, No. 333-228577, No. 333-223724) on Forms S-3 and S-8 of Moody’s Corporation (the Company) of our report dated February 22, 2019, with respect to the consolidated balance sheets of Moody’s Corporation as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, shareholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Moody’s Corporation.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standard Update (ASU) 2014 09 and all related amendments, which established Accounting Standard Codification (ASC) Topic 606, Revenue—Revenue from Contracts with Customers.

/s/ KPMG LLP

New York, New York

February 22, 2019

144	MOODY’S 2018 10-K